CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of VanEck ETF Trust of our report dated November 20, 2024, relating to the financial statements and financial highlights, which appear in VanEck Morningstar International Moat ETF’s Annual Report on Form N-CSR for the year ended September 30, 2024. We also consent to the references to us under the headings "Counsel and Independent Registered Public Accounting Firm", "Financial Statements", "Financial Highlights" and “General Information” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
New York, New York
December 17, 2024